Exhibit 99.4

SHARES ____		NUMBER ____

NEGEVTECH LTD.

Share Certificate

This is to certify that

Is the Registered Holder of

Ordinary Shares of par value NIS 1.00 each,

Numbered

Inclusive, fully paid up in the above named Company, subject to

The Memorandum and Articles of Association of the Company.
Given under the Company's Stamp This __th day of February, 2008

—————————————— DIRECTOR	COMPANY STAMP	—————————————— DIRECTOR